Exhibit 10.2

NON-EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This Non-Exclusive Distributorship Agreement ("Agreement"), made and effective this ___ day of March, 2010, by and between Island Stuff USA, a _________________ corporation ("Supplier") and Harbor Island Development Corp., a Nevada corporation ("Distributor").

WHEREAS, Supplier desires to appoint Distributor, and Distributor desires to accept appointment, as a Distributor of Supplier's products as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1.

Rights Granted. Supplier hereby grants to Distributor a non-exclusive right, on the terms and conditions contained below to promote and sell "Supplier's Products" (as defined below). Nothing herein shall prevent or prohibit Supplier from selling any of Supplier's Products directly to any customers or other Distributors.

2.

Products. As used in this Agreement, the term "Supplier's Products" shall mean the products within the Supplier’s catalog, a complete list of Supplier's products and pricing guidelines are annexed hereto as Annex A and incorporated by reference into this Section 2.

3.

Terms of Sale. All sales of Supplier's Products through Distributor’s referrals shall be made pursuant to this Agreement at such prices and on such terms as Supplier shall establish. All orders placed by Distributor for Supplier's Products are subject to the express written acceptance of Supplier. Except as otherwise expressly agreed by Supplier in advance, this Agreement shall control all aspects of the dealings between Supplier and Distributor with respect to the Supplier's Products and any additional or different terms in any Distributor order are hereby rejected.

4.

Territory. Unrestricted.

5.

Payment. As compensation for Distributor’s referral, Supplier agrees to pay Distributor as follows: 50% of the purchase price within 30 days of Supplier's receipt of funds covering 100% of the purchase price of Supplier's Products.

6.

Merchandising Policies. Supplier will provide Distributor with merchandising assistance from time to time. Distributor agrees to fully utilize such assistance in carrying out Supplier's merchandising and sales promotion policies.

7.

Product Warranty Policies. In the event that any of Supplier's Products are proved to Supplier's satisfaction to have been defective at time of sale to Distributor, Supplier will make an appropriate adjustment in the original sales price of such product or, at Supplier's election, replace the defective product. Supplier shall provide to Distributor information with respect to Supplier's limited warranty extended to the original consumer of Supplier's Products. SUPPLIER MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.

Indemnification.

A.

Supplier agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Supplier's Products existing at the time such product is sold by Supplier to Distributor, provided that Distributor gives Supplier immediate notice of any such loss or claim and cooperates fully with Supplier in the handling thereof.

B.

Distributor agrees to protect Supplier and hold Supplier harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Supplier's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representatives with respect to Supplier's Products that exceeds Supplier's limited warranty. Further, in the event that any of Distributor's representatives shall, with respect to any of Supplier's Products purchased from Distributor, fail to discharge the Distributor's obligations to the original consumer pursuant to the terms and conditions of Supplier's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.

10.

Order Processing and Returns. Supplier will employ its best efforts to fill Distributor's orders promptly on acceptance, but reserves the right to allot available inventories among its Distributors at its discretion.

11.

Use of Supplier's Name. Distributor will not use, authorize or permit the use of, the name “Island Stuff USA" or any other trademark or trade name owned by Supplier as part of its firm, corporate or business name in any way. Distributor shall not contest the right of Supplier to exclusive use of any trademark or trade name used or claimed by Supplier. Distributor may, subject to Supplier's policies regarding reproduction of same, utilize Supplier name, trademarks or logos in advertising of Supplier’s products.

12.

 Relationship of the Parties. The relationship between Supplier and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Supplier. Distributor will not modify or reverse-engineer any of Supplier's Products without written permission from Supplier. Neither Distributor nor Supplier shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

13.

Term and Termination. This Agreement may be terminated at any time by either party.

14.

Obligations on Termination. On termination of this Agreement, Distributor shall cease to be an authorized Distributor of Supplier and:

A.

All amounts due, subject to Section 5 hereof, shall be tendered by Supplier to Distributor within 30 days from the date of termination hereof; and,

B.

Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or good will of Supplier or Distributor or for any other reason whatsoever growing out of such termination.

15.

Use of Name Prohibited. On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Supplier including, but not limited to, “Island Stuff USA", and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Supplier's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Supplier. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Supplier's name, logo or trademark. If Distributor fails to obtain such removals or cancellations promptly, Supplier may make application for such removals or cancellations on behalf of Distributor and in Distributor's name and in such event Distributor will render every assistance.

16.

Acknowledgments. Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

17.

Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

18.

Assignment. Neither this Agreement nor any interest in this Agreement may be assigned by Distributor without the prior express written approval of Supplier, which may be withheld by Supplier at Supplier's absolute discretion.

19.

No Implied Waivers. Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

20.

Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Supplier:

Steve Ross

Island Stuff USA

2275 Northwest 150th Street

Unit D

Opa Loca FL 33054

If to Distributor:

Harbor Island Development Corp.

318 N. Carson Street, # 208

Carson City, NV 89701

21.

Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Nevada.

22.

Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

23.

Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Island Stuff USA

 Harbor Island Development Corp.

By:______________________________

By:_______________________________

Print:______________________________

Title:______________________________

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